Exhibit 99.1

           iParty Corp. Reports October 2006 Sales Results


    DEDHAM, Mass.--(BUSINESS WIRE)--Nov. 2, 2006--iParty Corp. (AMEX:
IPT - news), a party goods retailer that operates 51 iParty retail stores, today reported sales results for the thirty-one day calendar month of October ended October 31, 2006. iParty is reporting its October sales results to provide investors with information regarding the Halloween season which is its single most important selling season.

    For the thirty-one day calendar month of October, consolidated revenues were approximately $17.5 million, a 8.3% increase compared to $16.2 million for the same period in 2005. The increase in the thirty-one day calendar month compared to the same period last year was due to a 4.1% increase in comparable store sales and sales from one store that was acquired during the third quarter 2006.

    Sal Perisano, Chairman and Chief Executive Officer of iParty Corp., commented, "The momentum we realized in the third quarter continued into the month of October. Our same store sales increased by 4.1% despite increased competition from mass merchants and temporary Halloween stores. The overall market for Halloween merchandise continues to grow. As the National Retail Federation forecasted two months ago, a significant surge in spending came from the 18 to 24 year old demographic. We shifted some of our advertising to take advantage of this growing segment. Overall, we were very pleased with our company's execution and sell through."

    About iParty Corp.

    Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 51 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty's aim is to make throwing a successful event both stress-free and fun. With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

    Safe harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are based on our current expectations, beliefs, assumptions, estimates, forecasts and projections, including those about future store openings, future expectations of comparable store sales growth, improved gross margins, profitability and the industry and markets in which iParty operates. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty's expectations or beliefs as of any date subsequent to the date of this press release. Important factors that may affect future operating results include, but are not limited to, economic and other developments such as unseasonable weather, that affect consumer confidence or consumer spending patterns, particularly those impacting the New England region, where 46 of our 51 stores our located, and particularly during the Halloween season, which is our single most important season; intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; the failure of any of our systems, including, without limitation, our newly-installed point-of-sale system and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and which we are considering replacing in 2007; the success or failure of our efforts to implement our business growth and marketing strategies; our inability to obtain additional financing, if required, on terms and conditions acceptable to us; rising oil and gas prices which impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs and those of our suppliers, and affect consumer confidence and spending patterns; third-party suppliers' failure to fulfill their obligations to us; our ability or inability to meet our material contractual obligations with third parties; the availability of retail store space on reasonable lease terms; compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the American Stock Exchange. For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its subsequently filed Quarterly Reports on Form 10-Q.


    CONTACT: iParty Corp.
             Patrick Farrell, 781-355-3717
             pfarrell@iparty.com